Exhibit 99.1

Second Sight Announces Publication of Positive Results in 3-Year FLORA Study of the Argus II

SYLMAR, Calif.—(BUSINESS WIRE)—

Second Sight Medical Products, Inc. ("Second Sight" or "the Company") (Nasdaq: EYES), a developer, manufacturer and marketer of implantable visual prosthetics to restore some useful vision to blind patients, today announced the publication of a positive 3-year FLORA study in the Australian journal Clinical And Experimental Optometry for the Argus II Retinal Prosthesis System ("Argus II").

The Functional Low-Vision Observer Rated Assessment (FLORA), a multi-part instrument that was developed specifically for use in patients implanted with a retinal prosthesis who suffer from profound loss of vision or blindness, was used to assess the functional visual abilities of 26 blind patients and how they use the Argus II to complete a series of common activities of daily living. Before the development of the FLORA, there were no accepted, standardized assessments of functional vision or quality of life that could be used to assess the kind of vision that is restored by a retinal prosthesis. Common assessment tools of functional vision that are available such as the National Eye Institute Visual Function Questionnaire (NEI-VFQ-25) or the Massof Activity Inventory have only a few items that can be completed by those with ultra-low vision, with the majority of test items requiring higher levels of spatial vision (ability to read, recognize faces, identify colors).

Study subjects served as their own controls and completion of tasks were compared with the system “ON” versus “OFF”.

24 of 35 tasks (69%) showed a statistically significant improvement in outcome with the device “ON” versus “OFF” while only two tasks (6%) showed a decrease in outcome. Nine tasks (26%) showed no significant change.

“We are thrilled, yet not surprised, with the results of this study,” said Will McGuire, President and CEO of Second Sight. “Since the beginning, we have heard from the majority of individuals with the Argus II that our technology has changed their life and greatly enhanced their ability to perform tasks and activities of daily life. This study validates the positive feedback we’ve been receiving from our recipients all along.”

The Argus II is a device that induces visual perception in blind individuals with retinitis pigmentosa (RP) by providing electrical pulses to stimulate the retina's remaining cells, resulting in a perception of light patterns in the brain. Patients learn to interpret these light patterns to enhance their daily lives and visual function in a sighted world.

Future enhancements to the Argus II currently being developed by the company will focus on external hardware improvements and software upgrades so that current Argus II users may have the opportunity to benefit from the continually advancing technology.

About the Argus® II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound retinitis pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom, and the United States.

About Second Sight

Second Sight Medical Products, Inc. was founded in 1998 to create a retinal prosthesis to provide sight to patients blinded from outer retinal degenerations such as RP. Second Sight's mission is to develop, manufacture, and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Clinical trials are currently underway to evaluate the safety and efficacy of the Argus II in patients with Dry Age-Related Macular Degeneration (AMD). Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other those currently treated by Argus II or other therapies. Second Sight's U.S. headquarters is in Sylmar, California, and its European Headquarters is in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 17, 2015 and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

For Patient Inquiries:

Argus II hotline:

International: 1 (818) 833-5027

US (toll free): 1 (855) 756-3703

patients@secondsight.com

or

Media Relations:

Pascale Communications, LLC

Allison Potter

T: +1-412-228-1678

E: allison@pascalecommunications.com

or

Investor Relations:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Retail Investors

MZ North America

Matt Hayden, Chairman

T: 949-259-4896

E: matt.hayden@mzgroup.us

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